Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE:

CASI PHARMACEUTICALS ANNOUNCES THIRD QUARTER AND FIRST NINE MONTHS

2018 FINANCIAL AND BUSINESS RESULTS

•	Key new hires include Chief Financial Officer and President, CASI China as CASI prepares for global commercialization efforts
•	Acquired U.S. FDA-approved abbreviated new drug application (ANDA) from Laurus Labs Limited
•	China FDA (CFDA) import drug registration priority review of EVOMELA® in progress and preparations continue for commercial launch in China
•	CFDA review in progress for Marqibo® and Zevalin®

ROCKVILLE, Md. (November 14, 2018) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to the development and delivery of high quality, cost-effective pharmaceutical products and innovative therapeutics to patients in the U.S., China and throughout the world, today reported financial results for the third quarter and nine months ended September 30, 2018 and provided a review of recent accomplishments and anticipated upcoming milestones.

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, commented, “CASI made substantial progress in the third quarter. We continue working with relevant regulatory authorities and our strategic partners in the U.S. and in China to advance EVOMELA, MARQIBO, and ZEVALIN closer to the finish line in terms of CFDA approval and are making solid progress on all fronts. Our recent appointments of George Chi as Chief Financial Officer and Larry Zhang as President of CASI’s Beijing operations further underscore our commitment to bringing high-quality, cost-effective pharmaceutical products and innovative therapeutics to the market, and enables us to significantly ramp up our commercial preparatory activities. We recently acquired a U.S. FDA-approved ANDA for HBV from Laurus Labs Limited and continue to pursue opportunities to further augment our pipeline in conjunction with our broader mission.”

Third Quarter and Recent Business Highlights

September Financing – During September, CASI received gross proceeds of approximately $37.5 million from a private placement of shares of common stock and warrants to purchase common stock to new and existing shareholders. The net proceeds will be used to support commercial activities, ongoing business development and for general working capital purposes.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

New Executive Appointments: Chief Financial Officer and President of CASI China – On September 28, CASI announced the appointment of George Chi as Chief Financial Officer to oversee the company’s expanding fiduciary responsibilities as it gears up for commercialization in China and to lead the company’s financial strategy and affairs. On October 2, the company announced the appointment of Larry Zhang as President of CASI (Beijing) Pharmaceuticals Co., Ltd., the China operating subsidiary of CASI Pharmaceuticals, Inc. Mr. Zhang is overseeing operations in China as CASI prepares for commercial activities.

Acquired U.S. FDA-approved abbreviated new drug application (ANDA) from Laurus Labs Limited – On October 23, CASI announced that it had acquired tenofovir disoproxil fumarate (TDF), indicated for the treatment of hepatitis B virus (HBV), from Laurus Labs Limited. The aggregate purchase price for the ANDA was $3 million, with an upfront payment of $700,000 and $2.3 million to be paid upon completion of certain milestones. The acquisition of TDF is consistent with the company’s mission to commercialize U.S. FDA approved drugs in China.

China FDA (CFDA) import drug registration priority review of EVOMELA® in progress – CASI has received a series of standard questions from the CFDA related to EVOMELA drug product production, which usually reflect the final stage of CFDA assessment before approval based on the Import Drug Approval registration pathway. CASI is working with Spectrum Pharmaceuticals, and its vendors, from whom EVOMELA is in-licensed to address the questions and submit the requested documents.

Preparation continues for EVOMELA®’s commercial launch in China – CASI has established a core in-house marketing and sales team led by Thomas Zhang, who possesses a 20-year track record of commercializing oncology drugs in China for Roche and Johnson & Johnson.

CFDA review in progress for Marqibo® and Zevalin® – CASI continues to make good progress with the CFDA toward advancing Marqibo’s and ZEVALIN’s import drug clinical trial applications. The ZEVALIN antibody kit and the radioactive Yttrium-90 component of the application require separate submissions; both are currently under technical review by the Center for Drug Evaluation of the CFDA and the quality confirmatory testing by National Institute for Food and Drug Control (NIFDC) of the CFDA as part of the regulatory review process.

Third Quarter and First Nine Months 2018 Financial Results

Cash Position: As of September 30, CASI had cash and cash equivalents of $98.9 million compared to $66.2 million as of June 30, 2018. This increase primarily reflects the gross proceeds of $37.5 million received in September 2018 related to CASI’s $48.5 million private placement announced in September 2018, partially offset by costs related to operating expenses during the quarter.

R&D Expenses: Research and development (R&D) expenses for the three and nine months ended September 30, 2018, were $1.8 million and $5.2 million, respectively, compared to $1.0 million and $3.7 million for the same periods in 2017. The increase in R&D expenses primarily reflects personnel costs associated with the technology transfer activities and regulatory support services associated with the recently acquired ANDA portfolio, as well as increased costs associated with the Company’s internal preclinical activities in China.

G&A Expenses: General and administrative (G&A) expenses for the three and nine months ended September 30, 2018, were $6.9 million and $12.3 million, respectively, compared to $0.6 million and $2.0 million for the same periods in 2017. The increase in G&A over the prior year is primarily attributed to non-cash stock-based compensation expense for the stock options issued to the Company’s Executive Chairman and an increase in salary, benefits and recruitment expense in China, largely related to sales and marketing efforts to prepare for the anticipated launch of the Company’s first commercial product in China, as well as other G&A functions. There were also increased costs associated with business development related to exploratory acquisition activities, investor and public relations activities, and an increase in legal and other professional services fees during the 2018 period. G&A expenses include non-cash stock-based compensation of $1.6 million and $3.3 million for the three and nine months ended September 30, 2018, respectively, compared to $0.1 million and $0.3 million in the respective periods in 2017.

Net Loss: The Company reported a net loss attributable to common shareholders for the three and nine months ended September 30, 2018 of ($8.8) million, or ($0.10) per share, and ($18.2) million, or ($0.22) per share, respectively, compared to ($1.6) million, or ($0.03) per share, and ($5.7) million, or ($0.10) per share for the same periods in 2017. The larger net loss for both periods is primarily due to the non-cash stock-based compensation expense for stock options issued to the Company’s Executive Chairman, costs associated with the technology transfer activities and regulatory support for our ANDA portfolio, the write-off of approximately $0.7 million in January 2018 due to acquired in-process R&D primarily related to ANDAs not approved by the FDA, and increased costs associated with G&A functions, including employment costs for sales and marketing efforts, increased business development related to exploratory acquisition efforts and investor relations activities, higher professional service fees, and administrative fees associated with the Company’s September 2018 financing.

Further information regarding the Company, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, can be found at www.casipharmaceuticals.com.

About CASI Pharmaceuticals, Inc.

CASI Pharmaceuticals (NASDAQ: CASI) is a U.S.-based biopharmaceutical company dedicated to the development and delivery of high quality, cost-effective pharmaceutical products and innovative therapeutics to patients in the U.S., China and throughout the world. CASI’s product pipeline features three U.S. Food and Drug Administration (FDA)-approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights. These are currently in various stages in the regulatory process for market approval in China. The Company also acquired a portfolio of 25 FDA-approved abbreviated new drug applications (ANDAs), and four pipeline ANDAs that are pending FDA approval from Sandoz, and recently acquired an HBV ANDA from Laurus Labs. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: risks relating to interests of our largest stockholders that differ from our other stockholders; the difficulty of executing our business strategy in China; the risk that we will not be able to effectively select, register and commercialize products from our recently acquired portfolio of abbreviated new drug applications (ANDAs);  our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the China Food and Drug Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development;  risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com	MEDIA CONTACT: PressComm PR, LLC Juliette Bogus 410.980.5687 juliettebogus@presscommpr.com

(Financial Table Follows)

CASI Pharmaceuticals, Inc.
SUMMARY OF OPERATING RESULTS

Three Months Ended September 30,

	2018	2017
Total revenues	$-	$-

Research and development	$1,806,222	$970,989

General and administrative	$6,904,800	$625,878

Net loss	$(8,756,311)	$(1,613,523)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.10)	$(0.03)

Weight average number of shares outstanding (basic and diluted)	86,953,611	60,196,574

Cash and cash equivalents	$98,867,087	$21,640,068

Nine Months Ended

September 30,

	2018	2017
Total revenues	$-	$-

Research and development	$5,232,925	$3,747,683

General and administrative	$12,250,269	$1,961,463

Acquired in-process research and development	$686,998	$-

Net loss	$(18,207,005)	$(5,722,287)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.22)	$(0.10)

Weighted average number of shares outstanding (basic and diluted)	81,457,085	60,196,574

Cash and cash equivalents	$98,867,087	$21,640,068

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